Execution Version

Second Amendment to Credit Agreement

dated as of July 13, 2016

Between

Medical Transcription Billing, Corp.,

as the Borrower

and

Opus Bank,

as the Bank

Re: Credit Agreement dated as of September 2, 2015

Second Amendment To Credit Agreement

This Second Amendment to Credit Agreement dated as of July 13, 2016 (this “Amendment”) is by and between Medical Transcription Billing, Corp., a Delaware corporation (the “Borrower”), and Opus Bank, a California commercial bank (the “Bank”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the below defined Credit Agreement.

Witnesseth:

Whereas, the Borrower and the Bank entered into that certain Credit Agreement dated as of September 2, 2015 (as amended, the “Credit Agreement”).

Whereas, the parties hereto wish to amend the terms and conditions of the Credit Agreement as set forth below.

Now, Therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1. Amendment. From and after the Effective Date (as defined below):

(a) Section 2 of the Credit Agreement is hereby amended by deleting the definitions of “Asset Coverage Ratio” and “Consolidated Adjusted EBITDA” in their entirety and inserting the following in lieu thereof:

““Asset Coverage Ratio” shall mean, for any date of determination, for Borrower, the ratio of (a) the sum of (i) Cash held in the Designated Deposit Account or a Permitted Deposit Account and (ii) Eligible Accounts, in each case as of such date, to (b) principal Indebtedness outstanding under any documents relating to any Indebtedness as of such date.”

““Consolidated Adjusted EBITDA” shall mean, for any period, Borrower’s and its Subsidairies’ net income before taxes, plus interest expense, plus depreciation expense, plus amortization expense, plus all non-cash charges and expenses, including expenses related to the impairment of goodwill, employee stock compensation and any incremental non-cash charges or reduction in revenue as a result of any purchase accounting adjustments recorded as a result of acquisitions, plus all losses during such period resulting from the disposition of any asset of Borrower or any Subsidiary outside the ordinary course of business, to the extent permitted by this Agreement, plus integration and transaction costs associated with acquisitions or RCM Company Partnerships (including referral fees and any operating losses incurred during the first 150 days after such a transaction), plus all expenses and losses that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring, plus, to the extent not capitalized, all fees and expenses incurred in connection with the Loan Documents for such period, plus, the change to deferred revenue from the beginning of such period to the end of such period, in each case, without duplication and with respect to the Borrower and its Subsidiaries.”

(b) Section 2 of the Credit Agreement is hereby amended by adding the definition of “Operating Plan” as set forth below:

““Operating Plan” shall mean, for any period, Borrower’s annual plan and projections for revenue, operating profit, net income and Consolidated Adjusted EBITDA for such period, as the same has been approved by both Borrower’s Board of Directors and Opus Bank.”

(c) Section 4.5B of the Credit Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“B. As soon as available, but in any event within (i) twenty (20) days after the last day of the first two (2) fiscal months of each fiscal quarter of Borrower and (ii) forty-five (45) days after the last day of the first three (3) fiscal quarters of each fiscal year of Borrower, a balance sheet of Borrower as at the end of such fiscal month or quarter (as the case may be), and the related statements of income and cash flows for such fiscal month or quarter (as the case may be) and for the portion of Borrower’s fiscal year then ended, setting forth for the balance sheet in comparative form the figures for the end of the previous fiscal year and the corresponding fiscal month, and for the income statement in comparative form the figures for the corresponding fiscal month or quarter (as the case may be) of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and accompanied by a covenant compliance certificate executed by Borrower’s chief executive officer, chief financial officer, or other officer or person acceptable to the Bank (in its sole but reasonable discretion), on behalf of Borrower, certifying compliance with the covenants herein and that no Default or Event of Default exists under any provisions of this Agreement and demonstrating compliance with each of the covenants contained in Section 5.3 as of the date of the certificate.”

(d) Section 5.3 of the Credit Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“Financial Covenants. Until all outstanding Liabilities (other than inchoate indemnity obligations) under this Agreement are paid in full and all of Bank’s commitments to make Advances hereunder have terminated or expired, Borrower will not:

A.	Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio to be greater than 2.50 to 1.00 as of the last day of any fiscal quarter beginning with the fiscal quarter ending March 31, 2018 and each quarter thereafter.

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B.	Minimum Asset Coverage Ratio. Permit the Asset Coverage Ratio (at all times but measured and reported monthly beginning July 31, 2016) (i) at any time up to and including the period ending on December 31, 2016 to be less than 0.75 to 1.00, (ii) at any time after December 31, 2016 and up to and including the period ending on March 31, 2017 to be less than 0.90 to 1.00, and (iii) at any time thereafter to be less than 1.00 to 1.00.

C.	Minimum Consolidated Adjusted EBITDA. At any time, permit Borrower’s Consolidated Adjusted EBITDA for the fiscal quarter(s) ending on (i) June 30, 2016, September 30, 2016 and December 31, 2016, to be less than $400,000 for each such fiscal quarter; (ii) March 31, 2017 to be less than $2,000,000 for the trailing twelve fiscal months; (iii) June 30, 2017 to be less than $2,200,000 for the trailing twelve fiscal months; (iv) September 30, 2017 to be less than $2,400,000 for the trailing twelve fiscal months; and (v) December 31, 2017 to be less than $2,600,000 for the trailing twelve fiscal months.

D.	Operating Plan Compliance. Permit the consolidated revenues of Borrower and its Subsidiaries as the last day of any fiscal quarter, measured quarterly, where each quarter includes the trailing three fiscal months, to be less than 90% of the consolidated revenues set forth as “worst-case projections” in the applicable Operating Plan(s) for such period.”.

Section 2. Additional Agreements. Borrower shall deliver to Lender a common stock purchase warrant or warrants (the “New Warrants”) substantially similar to the Warrants, initially exercisable for an amount of $5.00 per share for 100,000 shares of same class of shares of common stock as the Warrants delivered to Lender on September 2, 2015 (the “Closing Date”), duly executed and delivered by the authorized officers of the Borrower.

Section 3. Representations and Warranties. Borrower hereby represents and warrants to the Bank as follows:

(a) Before and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing (or would result from the amendments contemplated hereby).

(b) The execution, delivery and performance by Borrower of this Amendment and the NewWarrants has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) This Amendment, the New Warrants and each of the other Loan Documents (as modified by this Amendment) constitute the legal, valid and binding respective obligations of Borrower, enforceable against it in accordance with their respective terms.

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(d) All representations and warranties of Borrower in the Credit Agreement (each as modified by this Amendment) are true and correct as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date).

(e) Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

(f) Borrower’s obligations under the Credit Agreement and under the other Loan Documents, as applicable, are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

Section 4. Continuing Effectiveness; Ratification of Loan Documents. As herein modified, each of the Loan Documents shall remain in full force and effect and each of the agreements and obligations contained therein (as modified hereby) is hereby ratified and confirmed in all respects.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 6. Governing Law and Venue. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS LAWS OF CONFLICTS). BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY OF THE LIABILITIES MAY BE BROUGHT BY THE BANK IN ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF SAN FRANCISCO, AS THE BANK IN ITS SOLE DISCRETION MAY ELECT. BY THE EXECUTION AND DELIVERY OF THIS AMENDMENT, BORROWER SUBMITS TO AND ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER WAIVES ANY CLAIM THAT THE STATE OF CALIFORNIA IS NOT A CONVENIENT FORUM OR THE PROPER VENUE FOR ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 7. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 8. Effectiveness; Availability. This Amendment shall become effective on the date (the “Effective Date”) when Bank shall have (a) executed this Amendment, (b) received counterparts of this Amendment and the New Warrants executed by Borrower, (c) received and approved evidence of the Borrower’s corporate authorization of this Amendment and the New Warrants satisfactory in form and substance to the Bank and (d) the Bank shall have received payment of an amendment fee in the amount of $25,000 together with all other fees and expenses of the Bank as required by Section 9.15 of the Credit Agreement (including, without limitation, with respect to the granting of this Amendment).

Section 9. Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

Medical Transcription Billing, Corp., a
Delaware corporation, as the Borrower

By:	/s/ Mahmud Haq
Name:	Mahmud Haq
Its:	Chairman of the Board and Chief Executive Officer

Opus Bank, as Bank

By:	/s/ Douglas Stewart
Name:	Douglas Stewart
Its:	Managing Director